SERVICE AGREEMENT

THIS SERVICE AGREEMENT (this "Agreement") is made as of the 5th day of August, 2004 by and between AVVAA World Health Care Products, Inc. (the "Company"), a Nevada corporation and BDO Dunwoody LLP., (the "Consultant").

WHEREAS, the Company is a publicly traded company whose shares are quoted on the OTC Bulletin Board;

WHEREAS,   the   Consultant   has   provided   tax  and   business   advice
("Services"); and

WHEREAS, the Company wishes to compensate the Consultant for services already rendered and future services on the following terms and conditions;

NOW, THEREFORE, the Company and the Consultant agree as follows:

1. In exchange for providing the Services to Company and as payment for services already provided, for which the Company currently owes the Consultant the amount of $17,034.61 Cdn. (the "Balance"), the Consultant shall receive thirty thousand (30,000) S-8 shares of the Company's common stock, par value $0.001 (the "Shares"). The consultant and its partners shall not directly or indirectly promote or maintain a market for the Shares. Moreover, the Consultant agrees that the Shares are not and will not be provided in connection with a capital raising transaction for the Company, and that the Consultant will provide no services relating to any capital raising or the promotion or maintenance of a market for the shares of the Company.

2. The Shares will be issued to the partner of BDO Dunwoody LLP ., Brian Cockburn. The partner shall sell the shares on the open market, and shall provide the Company with copies of brokerage statements reflecting the sale of the Shares. The net sale proceeds after brokerage commissions shall be applied as a credit against the Balance. In the event that the Balance has not been paid in full from the net sale proceeds of the Shares, then the Company undertakes to issue additional shares of its common stock, and to register such shares pursuant to an S-8 registration, if necessary, so that additional installments of shares can be issued to the Principals to satisfy the remaining Balance, on the same terms and conditions set forth above. In the event the Balance is exceeded, the partner shall credit the Company for future services.

3. The Consultant and the partner each understand and agree that the Consultant and the partner each are not employees of the Company or any parent, subsidiary or affiliates of the Company and the Consultant and the partner each covenant and agree that the Consultant and the partner each will make no claim, contention or argument that the Consultant and the partner each are or ever were employees of the Company or any of its parent, subsidiaries or affiliates.

4. The Consultant and the partner shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or intentional misconduct of the Consultant and the partner or any person or entity acting for or on behalf of the Consultant and the partner.

5. The Company and its present and future subsidiaries jointly and severally agree to indemnify and hold harmless the Consultant and the partner each against any loss, claim, damage or liability whatsoever, (including reasonable attorneys' fees and expenses), to which the Consultant and the partner each may become subject as a result of performing any act (or omitting to perform any act) contemplated to be performed by the Consultant and the partner each pursuant to this Agreement unless such loss, claim, damage or liability arose out of the Consultant's and the partner's negligence, or intentional misconduct.

6. The Consultant and the partner each shall not enter into any settlement without the prior written consent of the Company, which consent shall not be unreasonably withheld.

7. This Agreement shall be binding upon the Company and the Consultant and their successors and assigns.

8. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

9. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or not similar) shall be binding unless executed in writing by both parties hereto nor shall such waiver constitute a continuing waiver.

10. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

11. The Parties agree that should any dispute arise in the administration of this Agreement, that this Agreement shall be governed and construed by the laws of the Province of British Columbia, without regard to conflicts of laws of any other jurisdiction.

The Parties further agree that any action arising out of this agreement shall be brought exclusively in an appropriate court of British Columbia having jurisdiction.

12. This Agreement contains the entire agreement between the parties with respect to the services to be provided to the Company by the Consultant and supersedes any and all prior understandings, agreements or correspondence between the parties.

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be signed by duly authorized representatives as of the day and year first above written.



AVVAA WORLD HEALTH CARE PRODUCTS, INC.         BDO Dunwoody LLP.



BY:  /s/ Jack Farley                           BY:  /s/  Brian Cockburn
     ---------------------------------              ----------------------------
     Mr. Jack Farley                                     Brian Cockburn